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                                                                Exhibit (h)(13)

                         NORTHERN INSTITUTIONAL FUNDS

                  ADDENDUM NO. 12 TO THE REVISED AND RESTATED
                           TRANSFER AGENCY AGREEMENT

   This Addendum dated as of the 17 day of February, 2006, is entered into between NORTHERN INSTITUTIONAL FUNDS (the "Trust"), a Delaware statutory trust, and THE NORTHERN TRUST COMPANY, an Illinois state bank (the "Transfer Agent").

   WHEREAS, The Trust and the Transfer Agent have entered into a Revised and Restated Transfer Agency Agreement dated as of January 8, 1993, Addendum No. 1 dated July 1, 1993, Addendum No. 2 dated March 25, 1994, Addendum No. 3 dated January 22, 1997, Addendum No. 4 dated April 22, 1997, Addendum No. 5 dated January 27, 1998, Addendum No. 6 dated March 31, 1998, Addendum No. 7 dated October 5, 1999, Addendum No. 8 dated March 1, 2001, Addendum No. 9 dated
July 31, 2001, Addendum No. 10 dated October 30, 2001 and Addendum No. 11 dated August 20, 2003 (the "Transfer Agency Agreement"), pursuant to which the Trust appointed the Transfer Agent to act as transfer agent with respect to each Class of shares in the Diversified Assets Portfolio, Government Portfolio, Tax-Exempt Portfolio, Government Select Portfolio, Equity Index Portfolio, Small Company Index Portfolio, Diversified Growth Portfolio, Focused Growth Portfolio, U.S. Treasury Index Portfolio, U.S. Government Securities Portfolio, Short-Intermediate Bond Portfolio, Bond Portfolio, Intermediate Bond Portfolio, Balanced Portfolio, International Growth Portfolio, International Equity Index Portfolio, Small Company Growth Portfolio, Municipal Portfolio, Mid Cap Growth Portfolio, Core Bond Portfolio, the Liquid Assets Portfolio and the Prime Obligations Portfolio; and

   WHEREAS, the Trust and the Transfer Agent wish to clarify the terms and conditions of the Transfer Agency Agreement with respect to temporary cash balances held by the Transfer Agent ("Cash Balances") in connection with subscription, redemption and related transactions in shares of the Portfolios listed above and any other investment fund now or hereafter maintained by the Trust (the "Portfolios").

   NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

   During the term of this Agreement, the Transfer Agent and its affiliates will continue to pay or otherwise bear all expenses related to maintenance of any account(s) maintained with respect to Cash Balances held by the Transfer Agent. The Transfer Agent and its affiliates will not be required to make any payment to the Trust with respect to the income or other benefits received by them on the Cash Balances, if any. Such income or benefits will be reported periodically to the Board of Trustees of the Trust.

   Except to the extent supplemented hereby, the Transfer Agency Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respect as supplemented hereby.

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   IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

   All signatures need not appear on the same copy of this addendum.

                                       NORTHERN INSTITUTIONAL FUNDS

Attest: /s/ Diane Anderson             By:    /s/ Lloyd A. Wennlund
        -----------------------------         ---------------------
                                       Title: President

                                       THE NORTHERN TRUST COMPANY

Attest: /s/ Diane Anderson             By:    /s/ Eric Schweitzer
        -----------------------------         ---------------------
                                       Title: Senior Vice President